EXHIBIT 10.3.2

LICENSE TERMINATION AGREEMENT

THIS LICENSE TERMINATION AGREEMENT (“Agreement”) is effective as of January 22, 2016 (“Termination Date”), by and between The Research Foundation for the State University of New York, a non-profit corporation duly organized and existing under the laws of the State of New York (“Foundation”), for and on behalf of University at Buffalo, and Donald D. Hickey, M.D. (“Hickey”) and Clas E. Lundgren, M.D., Ph.D. (a/k/a Claes Lundgren and referenced herein as “Lundgren”) and Scivanta Medical Corporation (formerly Medi-Hut Co., Inc.), a corporation duly organized under the laws of the State of Nevada, and having its principal place of business at 215 Morris Avenue, Spring Lake, New Jersey 07762 (“Licensee”). Foundation, Hickey and Lundgren will be collectively referenced herein as “Licensor”.

WHEREAS, Licensor and Licensee entered into a license agreement as of November 10, 2006, addressing certain technology owned or under obligation of assignment to Licensor, addressed within Foundation files number Foundation Docket Numbers S-409, R-5421 and R-6013, which license agreement was modified pursuant to a First Addendum dated as of June 29, 2007; and a Second Addendum dated as of October 24, 2008; and a Third Addendum as of January 6, 2009; and a Fourth Addendum as of October 29, 2009; and was amended and restated as of February 14, 2011, such amended restated license agreement modified pursuant to a First Addendum dated as of March 14, 2013; the said license agreement as previously so modified being hereinafter referred to as the (“License Agreement”);

WHEREAS, Licensee notified Licensor it desires to terminate the License Agreement; and

NOW THEREFORE, in consideration of the terms contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Licensor and Licensee hereby agree as follows:

1.	Any words not defined in this Agreement will have the meaning ascribed to them in the License Agreement.

2.	Effective as of as of the Termination Date, Licensee surrenders the License Agreement and all rights thereunder; and Licensee hereby releases, as of the Termination Date, all of its right, title and interest in and to any of the intellectual property licensed to Licensee under the License Agreement.

3.	The effect of this Agreement is that the Termination Date is the expiration of the Term of the License Agreement.

4.	Licensee represents and warrants that it has terminated all third party agreements relating to the License Agreement.

5.	Upon satisfaction of Sections 6 and 7 of this Agreement, Licensee will be deemed to have met all accrued obligations to satisfy Section 10.7 of the License Agreement.

6.	To satisfy the requirements of Section 10.5 of the License Agreement, Licensee will assign and does hereby assign by execution of the assignment at Exhibit A, all intellectual property in any and all Licensee Improvements made, conceived, reduced to practice or fixed in a tangible medium by Licensee or its consultants, suppliers or contractors at any time after November 10, 2006, to Licensor, effective as of the Termination Date.

7.	To satisfy the requirements of Section 10.6 of the License Agreement, Licensee will deliver all Technology Related Property to Licensor within thirty (30) days of the Termination date.

8.	To satisfy the requirements of Section 10.8 of the License Agreement, Licensee represents and warrants there are no Licensed Products in process of manufacture, in use or in stock.

9.	Licensee hereby acknowledges that Licensors have fulfilled all of their obligations under the License. As of the Termination Date, Licensee represents and warrants that it does not have any claims against any Licensor in respect of any default or obligation of Licensor pursuant to the terms of the License Agreement or otherwise.

10.	In consideration of the terms of this Agreement, Licensee and Licensor both hereby release and forever discharge each other of and from any and all claims, counterclaims, demands, damages, debts, liabilities, actions and causes of action arising from the License Agreement or which relate in any manner to the License Agreement.

11.	Licensor and Licensee hereby confirm that the following provisions will survive termination of the License Agreement: Article 1 (Definitions), Article 7 (Books, Records and Reports), Article 9 (Indemnification), Section 10.5 (New Intellectual Property), Section 10.6 (Technology Related Property), Section 10.9 (Survival), Article 11 (Warranty and Liability), Article 14 (Non-Use of Names), Article 16 (Confidentiality) and Article 18 (Miscellaneous).

12.	This Agreement will be binding upon and inure to the benefit of Licensor and Licensee and their respective successors and assigns. This Agreement constitutes the entire understanding between the Parties hereto as to the termination of the License Agreement and merges all prior discussions between them relating thereto. Any amendment or modification to this Agreement will be effective only if in writing and signed by each Party hereto.

13.	The provisions of this Agreement will not be disclosed, publicized, published or in any manner communicated to or with any person who is not a Party hereto except to an attorney for the Party, or by Licensors, as necessary under provisions of confidentiality, to commercialize the Technology through third parties or by Licensee, as may be necessary to comply with applicable securities laws.

14.	All Parties contributed equally to the drafting of all parts of this Agreement and agree to all of the terms herein. All Parties reviewed this Agreement thoroughly prior to execution.

15.	This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Further, either Party's signature to a copy of this Agreement will be deemed a signature to, and may be attached to, any other identical copy of the Agreement. Facsimile signatures will be as binding and effective as original signatures.

16.	This Agreement will be governed by and interpreted according to the laws of the State of New York. If any part of this Agreement should be held unenforceable, the validity of the remaining portions of this Agreement will not be affected thereby.

IN WITNESS WHEREOF, the undersigned duly authorized representatives of the Parties have executed this Agreement, effective on the date first written above.

THE RESEARCH FOUNDATION FOR		SCIVANTA MEDICAL CORPORATION
THE STATE UNIVERSITY OF NEW YORK for and on behalf of the University at Buffalo

By:	/s/ Jeffrey A. Dunbar	By:	/s/ David R. LaVance
Name:	Jeffrey A. Dunbar	Name:	David Lavance
Title:	Director	Title:	President and CEO
Date:	1/14/2016	Date:	1/22/2016

DONALD D. HICKEY, M.D.	CLAS E. LUNDGREN, M.D., Ph.D.

/s/ Donald D. Hickey		/s/ Clas E. Lundgren
Date:	1/14/2016	Date:	1/14/2016

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Exhibit A to License Termination Agreement - Intellectual Property Assignment

WHEREAS the Research Foundation for the State University of New York for and on behalf of University at Buffalo, a non-profit corporation organized and existing under the laws of the State of New York (“Foundation”), Donald D. Hickey, M.D. (“Hickey”), Clas E. Lundgren, M.D., Ph.D. (a/k/a Claes Lundgren and referenced herein as “Lundgren”) (collectively “Licensor”) and Scivanta Medical Corporation (formerly Medi-Hut Co., Inc.), a corporation duly organized under the laws of the State of Nevada, and having its principal place of business at 215 Morris Avenue, Spring Lake, New Jersey 07762 (“Licensee”) entered into an exclusive Amended and Restated Technology License Agreement on February 14, 2011, which license agreement was modified pursuant to a first addendum dated as of March 14, 2013 the said license agreement as previously so modified being hereinafter referred to as the “License Agreement”;

WHEREAS pursuant to the License Agreement, Licensee desires to assign certain intellectual property in any and all Licensee Improvements (as defined in the License Agreement) made, conceived, reduced to practice or fixed in a tangible medium by Licensee or its consultants, suppliers or contractors at any time after November 10, 2006 (“Licensee IP”) to Licensor;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Licensee confirms that it has sold, transferred and assigned, and by these presents do hereby jointly sell, transfer and assign to the Licensors, all of Licensee's right, title and interest including all common law rights in and to all of its patents, know how, copyrights, trademarks, trade dress and trade secrets in Licensee IP, including those listed in Exhibit A, together with all applications and registrations therefore throughout the world and with all of Licensee’s rights of protection and all of Licensee’s claims for past infringement thereof throughout the world by any third party and the right to keep for itself any damages or other recovery it obtains therefrom.

Licensors will have the right to improve, modify, edit, revise and adapt the Licensee Improvements and to cause others to improve, modify, edit, revise and adapt the Licensee Improvements as Licensors may deem appropriate, and Licensee hereby expressly waives any "artist's rights" or "moral rights" Licensee might otherwise have in the Licensee Improvements.

Licensor’s rights as described hereunder will extend to their successors and assigns, for and during the existence of the Licensee IP, and all renewals and extensions thereof. Licensor will have the rights to assign this Agreement and any or all of the rights granted hereunder to any other person, firm, corporation, or other entity.

Licensee hereby represents and warrants that it has full power and authority to enter into this Agreement and to carry out its provisions; that there are no outstanding agreements, assignments or encumbrances in existence that are inconsistent with the provisions of this Agreement; and that it is the lawful owner of the Licensee IP, and therefore has the right to grant the rights granted by it herein.

Licensee hereby covenants to execute and deliver to Licensor such additional assignments and instruments of transfer as Licensor may require to evidence Licensor’s ownership of the Licensee IP or the conveyance of the Licensee IP to Foundation.

The parties agree that the foregoing expresses the entirety of their Agreement, that all negotiations and understandings have been merged herein, and that this Agreement may be altered or amended only by an instrument in writing executed by both parties.

IN WITNESS WHEREOF, Licensee has executed this Agreement this 22 day of January 2016.

SCIVANTA MEDICAL CORPORATION

By:	/s/ Thomas S. Gifford
Thomas S. Gifford, EVP & CFO

STATE OF New Jersey

COUNTY OF Monmouth

On this 22 day of January, 2016, before me, the subscriber, personally appeared Thomas S. Gifford, to me known and known to me to be the person described in the foregoing instrument, who executed the same in my presence, and he acknowledged to me that he executed the same for the purposes therein mentioned.

/s/ Notary Public
Notary Public

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Exhibit A to Intellectual Property Assignment - Licensee IP

1.	All documents and materials currently in Licensee possession (electronic and hard copy) related to the development of the licensed property including:

a.	disc with files from Sparton Corporation;

b.	hard copy of case reports for SCMS pilot study and related reports;

c.	part information;

d.	catheter prototype;

e.	development plan information; and

f.	one box of various spare parts including small pumps and circuit boards.

2.	All items, if any, in possession of Ethox International Corporation related to the licensed property (primarily catheter related), which may include (*):

a.	all drawings, specifications, bills of materials and fabrication instructions, as well as attendant design files for double balloon catheters;

b.	all molds and product specific jigs and tools needed in the fabrication of double balloon catheters;

c.	test data concerning fabricated catheters or components thereof;

d.	sample catheters;

e.	packaging and packaging design files; and

f.	correspondence with hardware and software engineering firms concerning design or specifications for the double balloon catheters.

3.	All items, if any, in possession of Applied Sciences Group related to the licensed property (hardware and software including all prototypes), which may include (*):

a.	working prototype cardiac diagnostic devices (“CDD”), spare parts;

b.	assemblages and components of CDD;

c.	software, including source code and operating system software usable in CDD;

d.	software design files;

e.	CDD hardware design files;

f.	operating algorithms, and test documentation relating to such algorithms;

g.	design and regulatory files relating to FDA filings and preparation therefor;

h.	clinical trial files, including trial protocols, clinical reporting forms from trials, trial results, compilations of clinical trial data, statistical analyses of clinical trial files and related materials;

i.	draft patent claims and descriptions of inventions pertaining to CDD or software related thereto;

j.	original drawings, specifications samples and exemplars of prototypes for CDD;

k.	demo kits and demo software;

l.	double balloon catheters;

m.	design specification files, including change orders and amendments;

n.	operating instructions and manuals;

o.	clinical feedback documentation from medical professionals operating equipment; and

p.	product, including software, improvements pertaining to CDD.

Licensee Improvements

Any and all improvements made by Licensee.*

*	Licensee neither represents nor covenants that any or all of the described items are in the possession of Licensee’s subcontractor(s), and no representation is made by Licensee as to the condition or content of any such items or whether they will be delivered to Licensor.

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